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                                                                    EXHIBIT 10.7


                           PETROCHEMNET HOLDINGS, INC.

                              EMPLOYMENT AGREEMENT



         This Employment Agreement (this "Agreement") is made this 1st day of May, 1999 by and between PetroChemNet Holdings, Inc., a Delaware corporation (the "Employer"), and John Bohn (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Employer desires to employ the Employee and to enter into an agreement embodying the terms of such employment; and

         WHEREAS, the Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and the Employee, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1.

                               TERM OF EMPLOYMENT

         Section 1.1. Specified Period.

         Employer hereby employs Employee, and Employee hereby accepts employment with Employer for the period beginning on May 1, 1999 and ending on April 30, 2001, subject to earlier termination as provided in Article 6.

         Section 1.2. Automatic Renewal.

         After April 30, 2001, this Agreement shall be renewed automatically for succeeding terms of one year each, subject to earlier termination as provided in
Article 6, unless one party gives notice to the other at least ninety (90) days prior to the expiration of any term of his or its intention not to renew.

         Section 1.3. "Employment Term" Defined.

         As used herein, the phrase "Employment Term" refers to the entire period of employment of Employee by Employer hereunder, whether for the period(s) provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.



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                                   ARTICLE 2.

                       DUTIES AND OBLIGATIONS OF EMPLOYEE

         Section 2.1. General Duties.

         Employee shall serve as Chairman of the Board of Employer. In such capacity, Employee shall do and perform all services, acts or things in accordance with the policies set by the Board of Directors of Employer. Employee shall perform such services in Stamford, Connecticut, unless otherwise directed by Employer.

         Section 2.2. Devotion to Employer's Business.

                  a) During the Employment Term, Employee shall devote his time and attention to the business of Employer during normal business hours and for such additional amounts of time as are customary in the performance of his duties and responsibilities or as is further required by the Board of Directors of Employer. However, the expenditure of reasonable amounts of time for education, charitable or professional activities, service on the Board of Directors in any corporation or other business entity, and/or management of personal investments and business affairs shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement or create a conflict of interest with Employer.

         Section 2.3. Confidential Information; Tangible Property; Competitive Activities.

                  a) During the Employment Term and for a period of two years thereafter, Employee shall hold in confidence and not use or disclose to any person or entity without the express written authorization of Employer any Confidential Information of Employer. For purposes of this Section 2.3, "Employer" shall include all corporations and entities controlled by, controlling or under common control with, Employer, and "control" shall mean beneficial ownership of greater than fifty percent (50%) of the voting power of the corporation or entity. Information and materials received in confidence from third parties by Employee are included within the meaning of the phrase "Confidential Information of Employer" as used in this Section. If any Confidential Information of Employer described in this Section is sought by legal process, Employee shall promptly notify Employer and will cooperate with Employer in preserving its confidentiality in connection with any legal proceeding.

                  b) The parties hereto hereby stipulate that the following information and materials ("Confidential Information of Employer") is important, material and has independent economic value (actual or potential) from not being generally known to others who could obtain economic value from its disclosure or use and constitutes confidential trade secrets that affect the successful conduct of Employer's business and its goodwill and that any material breach of any term of this Section 2.3 is a material breach of this Agreement:

                           (I) All software in any media used by the Employer (other than publicly available information relating to off-the-shelf software used by the Employer) and all components thereof, including any and all proprietary routines and subroutines,



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         communications protocols, interfaces and linkages, all computer code, including all object code, all source code, all manuals and other documentation relating thereto;

                           (II) The names, buying habits and practices of Employer's existing customers or prospects;

                           (III) Employee's business, marketing, merchandising and sales methods, plans, techniques and related data;

                           (IV) Employer's vendors and suppliers and the contents of agreements with such vendors and suppliers including discounts, payment terms and credit extended to Employer;

                           (V) Costs of services and materials;

                           (VI) The prices Employer obtains or has obtained or for which it sells or has sold its products or services;

                           (VII) Manufacturing and sales costs; Employer's proprietary manufacturing processes, information processes, and technical plans;

                           (VIII) Compensation paid to employees of Employer or other terms of employment;

                           (IX) Employer's past and projected sales volume, profit, profit margins and other financial information concerning Employer;

                           (X) Proposed new products or services;

                           (XI) Enhancements of existing products or services;

                           (XII) The existence of and contents of contracts and licenses;

                           (XIII) Any additional proprietary or confidential information or materials resulting from or part of any task assigned to Employee or work performed by Employee, during the Employment Term; and

                           (XIV) Any additional information or materials deemed by Employer to be confidential by marking or stamping "Confidential" or similar words on the cover of such information or materials, by advising Employee orally or in writing that certain information is confidential or by generally treating such information in such a manner that Employee should reasonably believe it to be deemed confidential by Employer.

                  Employee's obligations under this Section 2.3 shall not apply to (i) information which Employee can demonstrate is or has become generally known other than through Employee's act in violation of this Agreement and (ii) information which Employee can demonstrate was lawfully acquired by Employee prior to employment from sources other than Employer.



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                  c) All manuals, reports, files, memoranda, models, samples, tools, machinery, equipment, notes, books, computer hardware, computer software (in both source and object code form), correspondence, drawings, data and other written, graphical or electromagnetic records or documentation relating to any of the products or services of Employer or containing Confidential Information of Employer which Employee shall prepare, use, construct, observe, possess, or control shall be and shall remain the sole property of Employer and shall be returned to Employer immediately upon termination of employment, and Employee further agrees to return to Employer promptly any such materials which turn up in Employee's possession subsequent to his termination of employment.

                  d) Employee shall not (i) during the Employment Term and (ii) for a one year period immediately following the termination of Employee's employment with Employer for any reason, or no reason, directly or indirectly, perform any services for any person or entity engaged in any business that competes directly with the products and services provided or sold (whether existing or under development) on the date of termination of Employee's employment with the Employer, including without limitation, any person or entity engaged in the business of spot market trading of petroleum-based chemical products on an internet based trading platform, but excluding third party services remarketed or resold by the Employer without the addition of substantial value by the Employer (collectively, the "Business"); or, without limiting the generality of the foregoing, be or become or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, co-venturer or otherwise) any individual, corporation, firm, association, partnership, joint venture or other business entity that competes directly with the Business (collectively, the "Prohibited Competition"); provided, however, that nothing contained herein shall prohibit Employee from (i) investing in the securities of a publicly held company so long as Employee does not perform services for or otherwise assist such company in the conduct of its business, or (ii) performing services for a person or entity that competes with the Business so long as Employee's own services do not compete with the Business, whether directly or indirectly. Notwithstanding the foregoing, if the Employer fails to pay Employee any amount required by Section
7.3 or Section 7.4, as applicable, and such payment remains due for a period of three (3) months, Employee may engage in Prohibited Competition; provided, that, if Employee engages in such Prohibited Competition, Employer shall have no obligation to pay Employee the severance payments set forth in Section 7.3(a) or
Section 7.4(a), as applicable, from and after the date Employee commences the Prohibited Competition.

                  e) During the Employment Term, Employee shall not, directly or indirectly, undertake planning for or organization of any business activity competitive with Employer's Business, or combine or conspire with other employees or representatives of Employer for the purpose of organizing any activity competitive with the Business.

                  f) Employee agrees that during the Employment Term and for one
(1) year thereafter, he will not directly or indirectly, or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Employer to terminate his or her employment or engagement with Employer.



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                  g) Covenants of this Section 2.3 shall be construed as
separate covenants covering their subject matter in each of the separate counties and states in the United States in which Employer transacts its business. To the extent that any covenant shall be judicially unenforceable in any one or more of said counties or states, said covenant shall not be affected with respect to each other county and state; each covenant with respect to each county and state being construed as severable and independent.

                  h) Employee hereby covenants and represents that he will not at any time during the Employment Term, in any fashion, form or manner, directly or indirectly, use or divulge, disclose or communicate to Employer or any independent contractors, representatives, or other agents of Employer, any confidential information belonging to others. Employee hereby represents that to the best of Employee's knowledge, the performance of Employee's duties with Employer will not require the disclosure of any such confidential information. Employee covenants and agrees that in the event the loyal and complete performance of his duties hereunder would, in his opinion, require disclosure of any such confidential information, Employee shall immediately report such belief in writing to Employer. Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants of it.

         Section 2.4. Inventions And Original Works.

                  a) Employee agrees that he will promptly make full written disclosure to Employer, will hold in trust for the sole right and benefit of Employer, and hereby assigns to Employer, all of his right, title and interest in and to any and all inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, discoveries, computer software, operating methods, improvements or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the course of performing his duties under this Agreement.

                  b) Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his duties under this Agreement and which are protected by copyrights are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101, et seq.) and that Employee is an employee as defined under that Act. Employee further agrees from time to time to execute written transfers to Employer of ownership of specific original works of authorship (and all copyrights therein) made by Employee (solely or jointly with others) which may, despite the preceding sentence, be deemed by a court of law not to be "works made for hire" in such form as is acceptable to Employer in its reasonable discretion.

                  (c) Sections 2.4(a) and (b) shall not apply, however, to inventions, original works of authorship, developments, discoveries, computer software, operating methods, improvements or trade secrets which are outside the scope of the Business, which do not create a conflict of interest with Employer, and which do not materially interfere with the services required under this Agreement.



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         Section 2.5. Maintenance of Records.

         Employee agrees to use commercially reasonable efforts to keep and maintain adequate and current written records of all inventions, original works of authorship, and trade secrets developed or made by him (solely or jointly with others) during the Employment Term. The records will be in the form of notes, sketches, drawings and other formats that may be specified by Employer. The records will be available to and remain the sole property of Employer at all times.

         Section 2.6. Obtaining Letters Patent and Copyright Registration.

                  a) Employee agrees to assist Employer to obtain United States or foreign letters patent, and copyright registrations (as well as any transfers of ownership thereof) covering inventions and original works of authorship assigned hereunder to Employer. Such obligation shall continue beyond the termination of this Agreement, but Employer shall compensate Employee at a reasonable rate no less than the Employee's then current salary, whether with Employer or another entity for time actually spent by Employee at Employer's request on such assistance after such termination.

                  b) If Employer is unable for any reason whatsoever, including Employee's mental or physical incapacity, to secure Employee's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations (or any document transferring ownership thereof) covering inventions or original works of authorship assigned to Employer under this Agreement, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations or transfers thereof with the same legal force and effect as if executed by Employee. This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive Employee's death or disability. Employee hereby waives and quitclaims to Employer any and all claims (past and present) of any nature whatsoever which Employee now or may hereafter have for infringement of any patents or copyrights resulting from or relating to an such application for letters patent or copyright registrations assigned hereunder to Employer.

                                   ARTICLE 3.

                             OBLIGATIONS OF EMPLOYER

         Section 3.1. General Description.

         Employer shall provide Employee with the compensation, incentives and benefits specified elsewhere in this Agreement.



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                                   ARTICLE 4.

                            COMPENSATION OF EMPLOYEE

         Section 4.1. Annual Salary.

                  a) As compensation for his services hereunder, Employee shall be paid a salary at the rate of $ 175,000 per year (the "Base Salary") from May 1, 1999. The Base Salary shall be due and payable in equal installments, not less frequently than twice monthly.

                  b) Employee shall receive additional increases in Base Salary during the term of this Agreement as may be determined by Employer in its sole discretion from time to time, but Employer shall not decrease the Base Salary set forth in Section 4.1(a) except with Employee's consent.

                  c) Not later than June 21, 1999, Employer shall grant Employee, effective as of May 1, 1999, options to purchase an aggregate of 266,316 shares of Common Stock, par value $.01 per share, of Employer (collectively, the "Options") pursuant to Employer's 1999 Stock Plan (the "Plan"). An agreement between the Employer and Employee granting the Options (the "Option Agreement") shall provide the following terms; provided, that to the extent the terms set forth herein conflict with the terms of the Option Agreement, the terms herein shall prevail: The exercise price for the Options shall be the fair market value of the Common Stock on the date of grant. The Options shall have a ten-year term and shall be immediately exercisable. The shares purchased under the Options (the "Option Shares") shall be subject to repurchase by the Employer at the exercise price; provided, however, that the repurchase right of the Employer shall expire in installments over a four-year period as follows: (i) with respect to the first 25% of the shares of Common Stock subject to the Options, the Option Shares shall be released from the repurchase right quarterly in equal installments during the one-year period commencing on the date of grant and ending on the first anniversary of the date of grant and (ii) with respect to the remaining 75% of the shares of Common Stock subject to the Options, the Option Shares shall be released from the repurchase right monthly in equal installments for the remaining thirty-six months thereafter.

                  d) During the Employment Term, in addition to the Base Salary set forth in Section 4.1(a), the Employee shall be eligible to receive a performance based cash bonus with a target rate of 50% of the Base Salary per annum for each fiscal year in the Employment Term. The amount of the bonus payment payable to the Employee under this Section 4.1(d), if any, shall be determined by the Compensation Committee of the Board of Directors of Employer in a manner consistent with the bonus determinations applicable to the other executive and senior management employees of Employer.

                  e) Subject to approval of the agreement by the Employer's stockholders, the Employee shall be eligible to participate in a Management Incentive Agreement, substantially in the form attached hereto as Exhibit A.



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         Section 4.2. Tax Withholding.

         Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                                   ARTICLE 5.

                                EMPLOYEE BENEFITS

         Section 5.1. Annual Vacation.

         From the date hereof until the first anniversary of Employee's employment with Employer, Employee shall accrue paid vacation in equal installments on a monthly basis up to a maximum of three (3) weeks of paid vacation for such year. Thereafter, Employee shall accrue paid vacation in equal installments on a monthly basis for each year in the Employment Term up to a maximum of four (4) weeks of paid vacation for each such year. Notwithstanding the foregoing, if in any such year, the full number of vacation days are not used by the Employee, such unused vacation days will not accrue to the next year. Employee shall not be entitled to receive pay instead of unused vacation, except upon termination of employment. Employee may be absent from his employment for vacation for periods in excess of five (5) consecutive days only at such times as are approved by Employer.

         Section 5.2. Benefits.

         Employee shall be eligible to participate in any and all benefit plans provided by Employer to all employees generally, should Employee elect to participate in any such plans.

         Section 5.3. Business Expenses.

         Employer shall reimburse Employee for all appropriate expenses for travel and entertainment by Employee for legitimate business purposes provided that Employee furnishes to Employer adequate records and documentary evidence for the substantiation of each such expenditure.

                                   ARTICLE 6.

                            TERMINATION OF EMPLOYMENT

         Section 6.1. Termination.

         Employee's employment hereunder may be terminated by Employee or Employer as herein provided, without further obligation or liability, except as expressly provided herein.



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         Section 6.2. Resignation, Death or Disability.

         Employee's employment hereunder shall be terminated by Employee's resignation, death, or his inability to perform his duties under this Agreement on a full-time basis, for a continuous period of ninety (90) days or more or for an aggregate of ninety (90) days within any period of one hundred eighty (180) days, because of a physical or mental illness as confirmed by a physician chosen by Employer and reasonably acceptable to Employee ("Disability").

         Section 6.3. Termination For Cause.

                  a) A termination for Cause (as defined below) shall not take effect unless the provisions of this Section 6.3(a) are complied with. The Employee shall be given written notice by the Board of Directors of Employer of the Employer's intention to terminate his employment with Employer for Cause, such notice (A) to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within three (3) months of the Board of Directors of Employer learning of such act or acts or failure or failures to act. The Employee shall have 30 days after the date that such written notice has been given to the Employee in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Employee shall then be entitled to a hearing before the Board of Directors (provided, however, that if the Employee is a member of the Board of Directors at such time, the Employee shall abstain from such hearing). Such hearing shall be held within 45 days of such notice to the Employee, provided he requests such hearing within 10 days of the written notice from the Board of the intention to terminate him for Cause. If, within five (5) days following such hearing, the Employee is furnished written notice by the Board confirming that, in its judgment (with the Employee abstaining from any such vote), grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                  b) Employee's employment hereunder may be terminated by Employer at any time for Cause. "Cause" shall mean:

                           (i) Employee has engaged in willful and material
misconduct in connection with his employment, including willful and material failure to perform his duties as an officer or employee of Employer;

                           (ii) Employee has been convicted of or has pleaded
guilty or nolo contendere to a felony other than involving a traffic related infraction that materially adversely affects the Employee's ability to perform under this Agreement;

                           (iii) Employee has committed fraud, misappropriation
of funds or embezzlement, as found by a court of competent jurisdiction, involving the assets of the Employer, its customers, suppliers or affiliates; or

                           (iv) Employee's use of narcotics, liquor or illicit
drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by the board of directors of Employer;



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         Section 6.4. Termination Without Cause.

         Employee's employment hereunder may be terminated by the Board of Directors of Employer at any time without Cause upon sixty (60) days' notice for any reason, subject to the payment of any amounts required by Section 7.3 or
Section 7.4, as applicable.

         Section 6.5. Expiration.

         Employee's employment hereunder shall be terminated upon expiration of the Employment Term as provided in Sections 1.1 and 1.2.

         Section 6.6. Notice of Termination.

         Any termination of Employee's employment by Employer or by Employee (other than termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall include the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

         Section 6.7. Date of Termination.

         The "Date of Termination" shall be:

                  a) if the Employee's employment is terminated by his death, the date of his death;

                  b) if the Employee's employment is terminated by his retirement or resignation, the date of his retirement or resignation;

                  c) if the Employee's employment is terminated by reason of Employee's Disability, thirty (30) days after Notice of Termination is given (provided that Employee is unable to perform his duties on a full-time basis during such thirty (30) day period);

                  d) if the Employee's employment is terminated by Employer for Cause or without Cause, the date the Notice of Termination is given or after if so specified in such Notice of Termination.

                  e) If there is a Constructive Termination Without Cause following a Change in Control, then the date the Employee gives notice thereof.

                                   ARTICLE 7.

                     PAYMENTS TO EMPLOYEE, UPON TERMINATION

         Section 7.1. Death, Disability or Retirement.

         In the event of Employee's retirement, death or Disability, all accrued but unpaid salary and benefits generally available to Employee as of the Date of Termination shall be payable to Employee or Employee's estate without reduction, in accordance with the terms of any plan,



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contract, understanding or arrangement forming the basis for such payment. In addition, Employee (or his representative) shall be entitled to (i) such other payments as might arise from any other plan, contract, understanding or arrangement between Employee and Employer at the time of any such event, (ii) accrued and unpaid salary and vacation through the date of termination, (iii) the pro rata portion of the bonus to which the Employee would have been entitled pursuant to Section 4.1(d) for the year in which such termination occurs and
(iv) to exercise any Options or warrants granted under the Plan (as defined below), to the extent otherwise exercisable on the date of death, Disability or retirement, at any time within the term of the Option or warrant.

         Section 7.2. Termination For Cause or Resignation.

         In the event Employee's employment with Employer is terminated by Employer for Cause or Employee resigns, neither Employer nor any parent, subsidiary or affiliate company of Employer shall have any obligation to Employee under this Agreement or otherwise, except for accrued but unpaid salary and vacation as of the Date of Termination or as otherwise may be expressly required by law, no further Option Shares shall become Eligible Shares and all unexercised Options shall terminate thirty (30) days following the Date of Termination, at which time, such Options shall no longer be exercisable to any extent whatsoever.

         Section 7.3. Termination Without Cause Prior to a Change in Control.

         Subject to other provisions in this Article 7 to the contrary, upon the occurrence of a termination of Employee's employment with Employer without Cause or by Constructive Termination Without Cause (as defined below) at any time prior to a Change in Control:

                  a) Employer shall pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) the Base Salary Employee would have earned through the end of the current term but for his early termination or (ii) the annual Base Salary, as in effect immediately prior to such termination, which sum shall be payable over a one-year period commencing on the Date of Termination in conformity with Company's customary practices for executive compensation as such practices may be modified from time to time and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

                  b) Employee shall be entitled to any amounts earned, accrued, owing or otherwise provided for, but not yet paid, under Article 4 or 5 above.

                  c) All Option Shares and other Stock Rights (as defined in the
Plan), if any, granted pursuant to the Plan held by the Employee at the time of such termination which have not yet become Eligible Shares (as defined in the Option Agreement) at the time of such termination shall become Eligible Shares for an additional number of shares of Common Stock equal to fifty percent (50%) of the aggregate of number of shares of Common Stock which are not Eligible Shares at the time of such termination. To the extent not already exercised, such Options as may be required to fulfill the number of shares as determined in the previous sentence shall remain exercisable until the expiration of the original term of such option. In addition, any warrants



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(referred to as "Purchases" in the Plan) granted to Employee under the Plan which are held by the Employee at the time of such termination shall remain exercisable until the expiration of the original term of such warrant. Notwithstanding the foregoing, in the event of a Change in Control or public offering of the Employer's shares within one hundred twenty (120) days of such termination, then (i) the remaining fifty percent (50%) of the aggregate of number of shares of Common Stock which were not Eligible Shares at the time of such termination shall become Eligible Shares (and transferred by the Company back to the Employee for the repurchase price if already repurchased) and (ii) as necessary to fulfill the preceding, the Company shall extend the term of those Options which were not exercised at the time of termination. Nothing contained herein shall be deemed to modify or limit any options or warrants held by Employee that were not granted pursuant to the Plan.

         Section 7.4. Termination Without Cause Following a Change in Control.

         Subject to other provisions in this Article 7 to the contrary, upon the occurrence of (i) a termination of Employee's employment with Employer without Cause at any time following a Change in Control (as defined below) or (ii) a Constructive Termination Without Cause (as defined below) at any time following a Change in Control:

                  a) Employer shall pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) the Base Salary Employee would have earned through the end of the current term but for his early termination or (ii) the annual Base Salary, as in effect immediately prior to such termination, which sum shall be payable over a one-year period commencing on the date of such termination in conformity with Company's customary practices for executive compensation as such practices may be modified from time to time and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

                  b) Employee shall be entitled to any amounts earned, accrued, owing or otherwise provided for, but not yet paid, under Article 4 or 5 above.

                  c) All Option Shares and Stock Rights, if any, granted under the Plan held by the Employee at the time of such termination which have not yet become Eligible Shares at the time of such termination shall become Eligible Shares whether or not exercised. To the extent not already exercised, such Option Shares and warrants (referred to as Purchases by the Plan) shall remain exercisable until the expiration of the original term of such Option or warrant. Nothing contained herein shall be deemed to modify or limit any options or warrants held by Employee that were not granted pursuant to the Plan.

         For purposes of this Agreement, the following terms shall have the following meanings:

                  "Change in Control" shall mean the closing of (i) a sale by the Employer of all or substantially all of its assets; (ii) the acquisition in a single transaction, or a series of related transactions, of shares of capital stock of the Employer representing at least a majority of the issued and outstanding shares of capital stock of the Employer (measured on the basis of voting



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power) by a person (as defined in Sections 3(a)(9) and 13(d) of the Securities
Exchange Act of 1934), or (iii) a merger or consolidation of the Employer with or into another entity in a transaction where the shares of the Employer's capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation. Notwithstanding the foregoing, the term "Change in Control" shall exclude (1) the closing of the purchase and sale of Employer's preferred stock and warrants pursuant to the terms of that certain Preferred Stock and Warrant Purchase Agreement (the "Battery Purchase Agreement") to be entered into by and among Employer, Battery Ventures V, L.P. and affiliated entities and the other parties thereto, including without limitation the closing of the issuance and sale of the Series A Shares or the Series B Shares (in each case as defined in the Battery Purchase Agreement) and (2) the closing of the acquisition of CheMatch, Inc. by Employer pursuant to the terms of that certain Agreement and Plan of Reorganization and the related Plan of Merger, including the issuance of shares of capital stock of Employer in connection therewith.

                  "Constructive Termination Without Cause" shall mean a termination of the Employee's employment with the Employer at his initiative following the occurrence, without the Employee's written consent, of one or more of the following events (except in consequence of a prior termination):

                           (i) a reduction by at least ten percent (10%) of
Employee's then current Base Salary;

                           (ii) the termination or material reduction of any
employee benefit or perquisite enjoyed by the Employee which is otherwise offered to similarly situated employees of the Employer generally (other than as part of an across-the-board reduction applicable to all Employee officers of the Employer);

                           (iii) a material diminution in the Employee's duties
or the assignment to the Employee of duties which are materially inconsistent with such duties;

                           (iv) the relocation of the Employer's principal
office, or the Employee's own office location as assigned to him by the Employer, to a location more than 50 miles from Stamford, Connecticut; or

                           (v) the failure of the Employer to obtain the
assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Employer within 60 days after the consummation of a Change in Control.

         Section 7.5 Termination Upon Expiration.

         Subject to other provisions in this Article 7 to the contrary, upon the termination of Employee's employment hereunder pursuant to Section 6.5 (Expiration), Employer shall pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a sum equal to



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seventy-five percent (75%) of the annual Base Salary, as in effect immediately prior to such termination, which sum shall be payable over a nine-month period commencing on the date of such termination in conformity with Company's customary practices for executive compensation as such practices may be modified from time to time and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

         Section 7.6 No Duty to Cover.

         In connection with the payments made pursuant to Sections 7.3, 7.4 and
7.5 hereof, Employee shall have no duty to seek other employment or otherwise attempt to cover his damages as a condition to receipt of such payments; provided that, this Section shall not apply in the event Employee claims he is entitled to any payment in excess of that provided for in Sections 7.3, 7.4 or 7.5, as applicable.

                                   ARTICLE 8.

                               GENERAL PROVISIONS


         Section 8.1. Indemnification.

                  a) Employer agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Employer or is or was serving at the request of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by Employer to the fullest extent legally permitted or authorized by Employer's certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee or agent of Employer or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators. Employer shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by Employer of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                  b) Neither the failure of Employer (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Employee under Section 8.1(a) above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by Employer (including its Board of Directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard



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

of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.

                  c) The Company will maintain Directors and Officers Liability Insurance in the amount of at least $5,000,000 (such amount of coverage which will be reevaluated by the Directors of the Company following a public offering of the Company's Common Stock).

         Section 8.2. Notices.

         Any notices to be given thereunder by either party to the other shall be in writing and shall be to have been duly given on the date of delivery if personally delivered or delivered electronically, with electronic verification, to the persons identified below, or three days after mailing if mailed by registered or certified, postage prepaid with return receipt requested addressed as follows:

         Employee:                       John Bohn
                                         2 Tokeneke Beach Drive
                                         Darien, CT  06820

         Employer:                       PetroChemNet Holdings, Inc.
                                         1281 Main Street
                                         Stamford, CT 06902

         with a copy to:                 Mintz, Levin, Cohn, Ferris, Glovsky and
                                         Popeo, P.C.
                                         One Financial Center
                                         Boston, MA  02111
                                         Attn:  Andrew J. Merken, Esq.

                  Each party may change its address by written notice in accordance with this Section.


         Section 8.3. Arbitration.

         Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Stamford, Connecticut pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Stamford, Connecticut shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal



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(by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Delaware shall govern.

         Section 8.4. Attorneys' Fees and Costs.

         If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

         Section 8.5. Entire Agreement.

         This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter contained herein and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

         Section 8.6. Governing Law.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Subject to the provisions of Section 8.3, any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced and maintained in any state or federal court located in such state, and both parties hereby submit to the jurisdiction and venue of any such court.

         Section 8.7. Modifications.

         Any modification of this Agreement will be effective only if it is in writing, has been approved by the Board of Directors of Employer, and is signed by the Employee and by a duly authorized officer of the Employer.

         Section 8.8. Effect of Waiver.

         The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver or that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.



                                       16
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         Section 8.9. Partial Invalidity.

         If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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         Executed on this the 21st day of June, 1999 as an instrument under seal.


EMPLOYER:                                   EMPLOYEE:

PETROCHEMNET HOLDINGS, INC.


By: /s/ JOHN BOHN                           /s/ JOHN BOHN
   ---------------------------------        ------------------------------------
Name: John Bohn                             John Bohn
Title: President



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